Exhibit 99.1
Thursday, October 1, 2009

Contact:	Shawn Housley
Director — Investor Relations
(281) 443-3370
SMITH INTERNATIONAL, INC. ANNOUNCES
RETIREMENT OF CHIEF FINANCIAL OFFICER
     HOUSTON, Texas (October 1, 2009)... Smith International, Inc. (NYSE: SII) today announced the retirement of Margaret Dorman, who has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since May 1999. Margaret will remain with the Company through October 16, 2009 to assist with the transition of responsibilities to her successor.
     John Yearwood, Chief Executive Officer, commented, “Margaret has played an important role in the Company’s growth and development during her tenure. I would like to personally thank Margaret for her dedication, insight and stewardship to the Company’s stakeholders and wish her the very best in her retirement.”
     The Board of Directors is pleased to announce the appointment of William Restrepo as the Company’s new Chief Financial Officer and Treasurer effective October 16, 2009.
     Commenting on the appointment, John Yearwood said “William has extensive knowledge of the oilfield services sector both from a financial and operations management perspective. His global experience will be of great value to Smith as we continue the geographical expansion of our product and service portfolio through a combination of technology and customer focus. I welcome William to the team and look forward to working closely together.”
     Mr. Restrepo has twenty-four years of experience in the oilfield services sector and was most recently the Chief Financial Officer, Executive Vice President and Secretary of Seitel, a leading provider of seismic data to the North American oil and gas industry. From 1985 to 2005, he held various financial and operational positions at Schlumberger, including Regional Vice President and General Manager, Corporate Treasurer, and other senior financial executive and controller positions with international posts in Europe, South America and the Middle East. William has Bachelor degrees in Economics and Civil Engineering and an MBA from Cornell University.
     Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. The Company employs more than 21,000 employees and operates in over 80 countries around the world.